    As filed with the Securities and Exchange Commission on January 8, 2001
                                                      Registration No. 333-76079


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                  BLUEFLY, INC.
             (Exact name of registrant as specified in its charter)


           NEW YORK                                      13-3612110
(State or other jurisdiction of                (I.R.S. Employer Identification
incorporation or organization)                              No.)

      42 WEST 39TH STREET
      NEW YORK, NEW YORK

(Address of Principal Executive                             10018
           Offices)                                      (Zip Code)



                      BLUEFLY, INC. 1997 STOCK OPTION PLAN
                            (Full title of the plan)


           E. KENNETH SEIFF                     RICHARD A. GOLDBERG, ESQ.
PRESIDENT AND CHIEF EXECUTIVE OFFICER     SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
            BLUEFLY, INC.                         405 LEXINGTON AVENUE
         42 WEST 39TH STREET                    NEW YORK, NEW YORK 10174
       NEW YORK, NEW YORK 10018                      (212) 973-0111
            (212) 944-8000
            (Name, address and telephone number, including area code,
                             of agents for service)


CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
                              AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
TITLE OF SECURITIES      TO BE REGISTERED      OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
 TO BE REGISTERED            (1)(2)            PER SHARE (3)          PRICE (3)               FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share     3,900,000 shares          $2.29            $8,939,550.10          $2,360.04
------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The securities registered hereby represent an addition to the 1,500,000 shares of common stock issuable under the Bluefly, Inc. 1997 Stock Option Plan which were registered previously on a registration statement on Form S-8 (File No. 333-76079, filed on April 12, 1999).

(3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the "Act"), solely for the purpose of calculation of the registration fee. The fee was based on the fact that options for 2,837,018 shares have been granted at a weighted average exercise price of $2.90 and the remaining 1,062,982 are based on the average of the high and low price for shares of common stock, par value $.01 per share, of the Registrant on the Nasdaq SmallCap Market on January 5, 2001 ($0.67).

                                EXPLANATORY NOTES

     This Amendment No.2 to Registration Statement on Form S-8 is being filed to register an additional 3,900,000 shares of the Registrant's common stock, $.01 par value per share ("Common Stock"), issuable pursuant to the Registrant's 1997 Stock Option Plan (as amended to date, the "Plan"). The contents of the Registration Statement on Form S-8 (File No. 333-76079), filed with the Commission on April 12, 1999, are incorporated herein by reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Bluefly, Inc., a New York corporation (the "Registrant"), with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000, as amended on May 15, 2000;

     (b) The Amendment to the Registrant's Quarterly Report on Form 10-QSB/A filed with the Commission on May 15, 2000, amending its Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999;

     (c) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed with the Commission on May 15, 2000;

     (d) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed with the Commission on August 14, 2000;

     (e) The Registrant's Current Report on Form 8-K, concerning a non-binding letter of intent relating to a proposed investment in the Registrant by affiliates of Soros Private Equity Partners, filed with the Commission on October 17, 2000;

     (f) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, filed with the Commission on November 14, 2000;

     (g) The Registrant's Current Report on Form 8-K, concerning a report of independent accountants, filed with the Commission on November 20, 2000; and

     (h) The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 22, 1997.

     In addition, all documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Sections 722 and 726 of the New York Business Corporation Law (the "BCL") grant the Registrant broad powers to indemnify and insure its directors and officers against liabilities they may incur in such capacities. In accordance therewith, the Registrant's Restated Certificate of Incorporation (the "Charter"), and Amended and Restated By-Laws, as amended, provide for the fullest indemnification of an officer or a director of the Registrant under the BCL. The Charter also eliminates personal liability for any breach of directors' duty to the Registrant and its shareholders, provided that such breach does not result from (a)(i) an act or omission in bad faith, (ii) intentional misconduct or (iii) a knowing violation of law, (b) a transaction from which a director personally gained, in fact, a financial profit or other advantage to which the director was not entitled, (c) acts of the director in violation of Section 719 of the BCL or (d) an act or omission prior to the adoption of such provision in the Charter.

     The Registrant has entered into agreements with an officer that requires the Registrant to indemnify such person against any loss, cost, damage, injury or other expense, including attorneys' fees, incurred by reason of the fact that such person served as a director or officer of the Registrant, provided that such indemnification is consistent with the BCL.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:


Exhibit Number.            Description.
---------------            ------------

4.1              Bluefly, Inc. 1997 Stock Option Plan, as amended to date.

5.1              Opinion of Swidler Berlin Shereff Friedman, LLP.

23.1             Consent of PricewaterhouseCoopers LLP

23.2             Consent of Swidler Berlin Shereff Friedman, LLP (contained in
                 Exhibit 5.1).

Item 9.  Undertakings.

     The undersigned hereby undertakes that it will:

     (1) file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) include any additional or changed material information on the plan of distribution;

     (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

     (4) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

     (5) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 18th day of December, 2000.

                                           BLUEFLY, INC.

                                           By: /s/ E. Kenneth Seiff
                                               ---------------------------------
                                               E. Kenneth Seiff
                                               President, Chief Executive
                                               Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints E. Kenneth Seiff and Patrick C. Barry and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                                    Titles                                      Date
---------                                    ------                                      ----

/s/ E. Kenneth Seiff               President, Chief Executive Officer and
----------------------------       Director (Principal Executive Officer)           January 8, 2001
E. Kenneth Seiff


/s/ Patrick C. Barry               Chief Operating Officer and Chief                January 8, 2001
----------------------------       Financial Officer (Principal
Patrick C. Barry                   Financial & Accounting Officer)


/s/ Red Burns                      Director                                         January 8, 2001
----------------------------
Red Burns


/s/ Martin Miller                  Director                                         January 8, 2001
----------------------------
Martin Miller


/s/ Robert G. Stevens              Director                                         January 8, 2001
----------------------------
Robert G. Stevens


/s/ Neal Moszkowski                Director                                         January 8, 2001
----------------------------
Neal Moszkowski


/s/ Mark H. Goldstein              Director                                         January 8, 2001
----------------------------
Mark H. Goldstein


/s/ Ellin J. Saltzman              Director                                         January 8, 2001
----------------------------
Ellin J. Saltzman


                                  EXHIBIT INDEX

Exhibit Number     Description
--------------     -----------

4.1                Bluefly, Inc. 1997 Stock Option Plan, as amended to date.

5.1                Opinion of Swidler Berlin Shereff Friedman, LLP.

23.1               Consent of Pricewaterhouse Coopers LLP.

23.2 Consent of Swidler Berlin Shereff Friedman, LLP (contained in Exhibit 5.1).